Exhibit 99.2

IGM Announces Pricing of $200.0 Million Public Offering

March 30, 2022

MOUNTAIN VIEW, Calif., March 30, 2022 (GLOBE NEWSWIRE) — IGM Biosciences, Inc. (NASDAQ: IGMS) today announced the pricing of its underwritten public offering of 8,695,653 shares of its non-voting common stock at a price to the public of $23.00 per share. IGM expects to receive total gross proceeds of approximately $200.0 million from this offering, before deducting the underwriting discounts and commissions and estimated offering expenses payable by IGM. In addition, IGM has granted the underwriters a 30-day option to purchase up to an additional 1,304,347 shares of its voting common stock at the public offering price, less underwriting discounts and commissions. All of the shares in the offering will be sold by IGM. The offering is expected to close on or about April 1, 2022, subject to satisfaction of customary closing conditions.

J.P. Morgan, BofA Securities, Stifel, and Guggenheim Securities are acting as joint book-running managers for the offering.

The securities in the offering will be offered by IGM pursuant to a Registration Statement on Form S-3, filed with the Securities and Exchange Commission (SEC) on August 9, 2021 and declared effective on August 19, 2021. A final prospectus supplement and accompanying prospectus relating to the offering will be filed with the SEC and may be accessed for free through the SEC’s website at www.sec.gov. When available, copies of the final prospectus supplement and the accompanying prospectus relating to this offering may also be obtained from: J.P. Morgan Securities LLC, c/o Broadridge Financial Solutions, 1155 Long Island Avenue, Edgewood, NY 11717, by telephone at (866) 803-9204, or by email at prospectus-eq_fi@jpmchase.com; BofA Securities, Attention: Prospectus Department, NC1-004-03-43, 200 North College Street, 3rd Floor, Charlotte, North Carolina 28255, or via email: dg.prospectus_requests@bofa.com; Stifel, Nicolaus & Company, Incorporated, One Montgomery Street, Suite 3700, San Francisco, CA 94104, Attn: Syndicate, or by phone at (415) 364-2720, or by email at syndprospectus@stifel.com; or Guggenheim Securities, LLC, Attention: Equity Syndicate Department, 330 Madison Avenue, New York, NY 10017, by telephone at (212) 518-9544, or by email at GSEquityProspectusDelivery@guggenheimpartners.com.

This press release does not constitute an offer to sell or a solicitation of an offer to buy, nor will there be any sale of these securities in any state or other jurisdiction in which such offer, solicitation, or sale would be unlawful before registration or qualification under the securities laws of that state or jurisdiction.

About IGM Biosciences, Inc.

Headquartered in Mountain View, California, IGM Biosciences is a clinical-stage biotechnology company focused on creating and developing engineered IgM antibodies. Since 2010, IGM Biosciences has worked to overcome the manufacturing and protein engineering hurdles that have limited the therapeutic use of IgM antibodies. Through its efforts, IGM Biosciences has created a proprietary IgM technology platform for the development of IgM antibodies for those clinical indications where their inherent properties may provide advantages as compared to IgG antibodies.

IGM Cautionary Note Regarding Forward-Looking Statements

This press release contains forward-looking statements within the meaning of the federal securities laws. These statements are not based on historical fact and include, but are not limited to, the expected closing of the offering. Forward-looking statements are based on management’s current expectations of future events and are subject to a number of risks and uncertainties that could cause actual results to differ materially from those set forth in or implied by such statements. These risks and uncertainties include, but are not limited to, the final terms of the offering, the satisfaction of customary closing conditions, prevailing market conditions and the impact of general economic, industry or political conditions in the United States or internationally. Additional risks and uncertainties, and other important factors, any of which could cause IGM’s actual results to differ from those contained in the forward-looking statements, can be found under the heading “Risk Factors” in IGM’s reports filed with the SEC, in the preliminary prospectus supplement and accompanying prospectus relating to the offering. IGM assumes no duty or obligation to update or revise any forward-looking statements for any reason.

IGM Biosciences Contact:

Argot Partners

David Pitts

212-600-1902

igmbio@argotpartners.com

Source: IGM Biosciences, Inc.